Exhibit 4.14

No.: 54135010247

Issuance of Financing Letter of Guaranty/Standby Letter of Credit Agreement

(Version 2012)

Special Notes: This Agreement is entered into in accordance with the law between both parties after negotiation based on equality and voluntariness. All terms of this Agreement are the true expression of both parties’ intent. For the purpose of protecting Party B’s legal rights, Party A specifically reminds Party B to pay full attention to all terms with regard to the rights and obligation of both parties, especially the bolded terms.

Party A: Industrial and Commercial Bank of China Ltd., Shanghai Huangpu Sub-branch

Address: No. 346 Sichuan Middle Road

Person in Charge: Zihua Zhou

Party B (Applicant): Shanghai Home Inns Management Co., Ltd.

Address: No. 124 Caobao Road

Legal Representative: Jian Sun

To meet its business needs, Party B has submitted an application to Party A for the issuance of a letter of guaranty/standby letter of credit. To specify the rights and obligations of both parties, this Agreement is entered into by both parties after negotiation on equal terms regarding Party A’s provision of a guarantee to Party B in accordance with the provisions of the Contract Law of the People’s Republic of China, the Guarantee Law of the People’s Republic of China and other related laws and regulations.

1.	OVERVIEW

1.1	The letter of warranty/standby letter of credit for which Party B has applied to Party A will be used to provide guarantee for the financing of Home Inns & Hotels Management Inc. (the “Guaranteed Person”) by the Madrid Branch of Industrial and Commercial Bank of China (the “Beneficiary”). This financing is to be used for replacing the offshore syndicate loan for which Home Inns & Hotels Management Inc. had applied during its acquisition of Motel 168 International Holdings Ltd.

1.2	To apply to Party A for the letter of guaranty/standby letter of credit, Party B shall provide the relevant documents and materials according to Party A’s requirements and be responsible for the truthfulness, completeness and validity of the materials provided. Any matters or terms not specified in this Agreement may be specified in Party B’s Guarantee Letter Application.

1.3	After Party A has issued the letter of guaranty/standby letter of credit, if Party B requires an extension of or revision to the letter of guaranty/standby letter of credit, Party B shall submit an application to Party A in advance and, after Party A gives consent, Party A will revise the relevant provisions in the issued letter of guaranty/standby letter of credit or issue a new letter of guarantee/standby letter of credit. Where a new letter of guarantee/standby letter of credit has been issued, Party B shall urge the Beneficiary to return the original letter of guaranty/standby letter of credit.

2.	GUARANTEE FEES (SERVICE FEES) AND OTHER EXPENSES

2.1	Party B shall pay Party A guarantee fees for the letter of guaranty/standby letter of credit being applied for. Guarantee fees shall be charged at 0.15% of the balance of the guaranteed amount for each quarter, with a minimum amount of RMB 500 for each quarter. If the term or remaining term of the guarantee is less than a quarter (calendar quarter), fees for one quarter shall be charged. Party B shall pay the guarantee fees in the same currency as that of the letter of guaranty/standby letter of credit. Where Party A agrees to the payment in a different currency, the amount shall be calculated with the applicable exchange rate published by Party A at the time of the payment.

2.2	Party B shall make payment of guarantee fees with method 3 specified below:

(1)	Lump sum payment upon Party A’s issuance of the letter of guaranty/standby letter of credit.

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(2)	Quarterly (calendar quarter) payment: The first payment of guarantee fees shall be made prior to Party A’s issuance of the letter of guaranty/standby letter of credit. Party B shall make payments to the account designated by Party A before the 20th day of the last month of each quarter (which shall be extended in case of public holidays) after the issuance of the letter of guaranty/standby letter of credit. Party B shall settle all guarantee fees on the maturity date upon maturity of the guarantee.

(3)	Other method of payment: Party B shall make a lump sum payment of the guarantee fees for the first year within 15 business days upon the issuance of the letter of guaranty/standby letter of credit. Afterwards Party B shall make the payment for each quarter to the account designated by Party A before the 7th day of the last month of each quarter (which shall be extended in case of public holidays).

2.3	Where the letter of guarantee/standby letter of credit applied for by Party B needs to be issued by a reissuing bank, Party B shall bear the reissuance fees and other related expenses and make the relevant payment within 3 business days upon receiving Party A’s payment notice.

2.4	In case of any revision or extension of, or notice or other matters under, the letter of guaranty/standby letter of credit, Party B shall make payment of the relevant fees separately according to fee schedule published by Party A.

3.	Security Deposit and other Counter Guarantees

(This article applies in cases where Party B has provided a security deposit and/or other counter guarantees)

3.1	Party B shall deposit the security deposit to following account in accordance with this Agreement before Party A’s issuance of the letter of guaranty/standby letter of credit.

Bank:

Account Name:

Account number:

3.2	The amount of security deposit shall not be less than ___% of the amount of the letter of guaranty/standby letter of credit and the minimum shall not be less than [currency] ____.

3.3	Party B shall deliver the security deposit in the same currency as that of the letter of guaranty/standby letter of credit. Where Party A agrees to the payment in a different currency, the amount shall be calculated with the applicable exchange rate published by Party A at the time of the deposit.

3.4	Party B hereby undertakes that it shall use the security deposit and its interests in the security deposit account to provide pledge guarantee for Party A’s loan under this Agreement. Party B guarantees that such pledge will not be subject to any restrictions. Without Party A’s consent, Party B shall not draw on the funds in the security deposit account.

3.5	The scope of the pledge guarantee includes the principal and interest of Party A’s loan, expenses for the performance of the pledge, guarantee fees payable to Party A by Party B under this Agreement, damages for breach of agreement and other payables.

3.6	Party B hereby agrees that Party A may, and authorizes Party A to, deduct any payables of Party B directly from the security deposit account to exercise its credit rights. If the security deposit is not enough to cover Party B’s payables, Party A shall have right to pursue claims against Party B until full repayment of Party A’s loan under this Agreement.

3.7	In case of the occurrence of circumstances described in Articles 4.10 and 6.3 herein, the amount of the security deposit shall not be limited to the percentage set forth in this Agreement.

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3.8	Regarding the difference between the amount of the guarantee amount provided by Party A and the amount of the security deposit provided by Party B, Party A shall have the right to require Party B to provide other counter guarantees that are satisfactory to Party A. The counter guarantee agreement shall be entered into separately. If counter guarantee provided by Party B is a guarantee of the maximum amount, the corresponding maximum guarantee agreement is as follows:

Name of the maximum guarantee agreement:

Serial No. of the maximum guarantee agreement:

Guarantor:

3.9	Party A shall issue the letter of guaranty/standby letter of credit to the Beneficiary upon Party B’s remittance of the security deposit and completion of counter guarantee formalities in accordance with this Agreement. If prior approval of competent governmental agencies is required for the issuance of the letter of guaranty/standby letter of credit, Part A shall not be obligated to issue the letter of guarantee/standby letter of credit until after such approval has been obtained.

3.10	Where this Agreement or the letter of guarantee/standby letter of credit issued hereunder is invalid, terminated, revoked or released, whether in accordance with law or due to other circumstances, Party B shall continue to perform its obligation of providing a counter guarantee for Party A’s credit rights under this Agreement with the security deposit and other guarantees provided by Party B under this Agreement.

3.11	Where Party A assigns its credit rights under this Agreement or under the letter of guarantee/standby letter of credit under this Agreement to any third party, Party B shall continue to assume its responsibilities and perform its obligations according to this Agreement and related guarantee agreements.

3.12	Where, during the performance of this Agreement and after negotiation, both parties agree to revise the issued letter of guaranty/standby letter of credit, including but not limited to increasing the guarantee amount and extending the guarantee term, Party B shall continue to assume its responsibilities and perform its obligations according to this Agreement and related guarantee agreements.

4.	Party B’s Undertakings

Party B hereby undertakes to Party A as follows:

4.1	It will make payment of related expenses in accordance with this Agreement.

4.2	If any third party (including but not limited to the Beneficiary) makes any claim against Party A due to Party A’s performance of this Agreement or the letter of guaranty/standby letter of credit, it will, upon receipt of Party A’s notice, actively cooperate with Party A regarding its performance of this Agreement or defense of the claim, unconditionally repay Party A’s disbursements under the letter of guaranty/standby letter of credit to Party A and bear all losses and related expenses incurred as a result by Party A.

4.3	It will, in accordance with Party A’s request, provide Party A with information about the performance of agreements and projects relating to the letter of warranty/standby letter of credit as well as relevant documents and materials, and facilitate Part A’s understanding of the abovementioned circumstances.

4.4	All documents and materials provided to Party A are true, accurate, complete and valid and without false records, substantial omissions or misleading representations.

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4.5	It will actively cooperate with Party A’s investigation, understanding and supervision of Party B’s business operation and financial conditions, and provide income statements, balance sheets and other financial documents as per Party A’s request.

4.6	It will not use the funds in the security deposit account without Party A’s prior written consent. If the funds in the security deposit account are frozen or deducted by relevant authorities, it will promptly make up the deficiency or provide other equivalent counter guarantees.

4.7	It will not, and it will urge and oversee the Guaranteed Person not to, transfer the financing under the offshore guarantee to be used domestically, directly or indirectly through a third party, through loans, equity investment, securities investment or other means, unless otherwise required by relevant laws and regulations.

4.8	If there have been changes to the counter guarantee under this Agreement that are adverse to the Party A’s credit rights, it will separately provide counter guarantees satisfactory to Party A as per Party A’s request.

4.9	To exercise all of Party A’s credit rights under this Agreement, Party A shall have the right to deduct related funds from all of Party B’s accounts with Party A or other foreign or domestic branches of the Industrial and Commercial Bank of China. Party B undertakes not to raise any objection and to give up any defense.

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If the currency of the deduction is not identical to that of Party A’s loan, the deduction shall be calculated with the exchange rate published by Party A on the date of such deduction. Party B shall bear the interest and other expenses accrued and the difference resulting from the fluctuation of exchange rates during the period between the deduction date and the full repayment date (the date on which Party A converts the deduction into the currency under this Agreement according SAFE policies and settles the debt of Party B).

4.10	It will notify Party A promptly in writing of any revision, supplement or modification to the financing agreement relating to the guarantee. If such revision, supplement or modification will result in an increase in Party A’s guarantee obligation, it shall obtain Party A’s consent and increase the security deposit or other counter guarantees as per Party A’s requirement.

4.11	It will submit the certificate of repayment to Party A in a timely manner upon the Guaranteed Person’s repayment to the Beneficiary of the financing funds, and it shall assume all responsibilities if Party A nevertheless makes full payment according to the guaranteed amount of the letter of guaranty/standby letter of credit due to Party B’s failure to submit the relevant certificate to Party A in a timely manner.

4.12	It will inform Party A of any breach (including any expected breach) by any party of the financing agreement or project relating to the guarantee so that Party A may take necessary measures to ensure the normal performance of its guarantee obligations.

4.13	It will obtain Party A’s prior written consent or make arrangements satisfactory to Party A before any merger, spin-off, decrease of capital, change of shareholding, assignment of material assets or indebtedness, material external investment, substantial increase in debt financing or any activities that may have an adverse effect to Party A’s rights and interests.

4.14	It will notify Party A in writing within 7 days upon any change of address, mailing address, business scope, legal representative or other matters relating to industry and commerce registration .

4.15	It will promptly notify Party A in writing of the occurrence of any other events that may have a material adverse effect on its normal business operation or performance of its obligations under this Agreement, including but not limited to any material commercial dispute, bankruptcy, deterioration of financial conditions, etc.

4.16	It will bear Party A’s expenses incurred for exercising its credit rights under this Agreement, including but not limited to legal fees, appraisal fees and auction fees.

4.17	The standby letter of credit is a guarantee document of payment upon demand. Party A is not obligated to review the underlying agreement of the standby letter of credit. Party B acknowledges all the risks. Party B shall unconditionally repay Party A upon Party A’s payment according to the terms of the standby letter of credit. Party B shall also bear all losses incurred by Party A. Party B hereby authorizes Party A to deduct payments in all of Party B’s accounts with Party A without any objection and waives any defense.

5.	Performance of Party A’s Guarantee Obligations

5.1	During the term of the guarantee, Party A shall promptly notify Party B as soon as the Beneficiary makes a claim against Party A according to the terms of the letter of guaranty/standby letter of credit, but Party A may perform its guarantee obligations to the Beneficiary under the letter of guaranty/standby letter of credit without Party B’s prior consent. Party B shall make adequate payables under the letter of guaranty/standby letter of credit ready as per Party A’s notice.

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5.2	When performing its obligations to the Beneficiary, Party A shall only be responsible for processing the claim documents submitted by the Beneficiary according to the letter of guaranty/standby letter of credit, and shall not assume any responsibility for any dispute regarding the financing agreement, nor for the authenticity of the claim documents or their loss and delay in the mailing process. With regard to the claim documents mentioned above, Party A shall only conduct a review of the form and shall have the right to perform its guarantee obligations to the Beneficiary according to the agreement if the form of the claim documents meets the requirement of the agreement under the letter of guarantee/standby letter of credit. Party B undertakes not to raise any objection.

5.3	When performing its obligations to the Beneficiary, Party A shall have the right to deduct and transfer corresponding amounts from Party B’s security deposit account or other accounts for the payment to the Beneficiary. Where Party A makes any advance payment due to Party B’s failure to make adequate payable amounts available, Party B shall promptly repay such amount according to Party A’s requirements and make payment of interest at 0.01% per day from the date of Party A’s advance payment.

5.4	When performing its obligations to the Beneficiary, if the currency of Party A’s deduction from Party B’s account is not identical to the currency under the letter of guaranty/standby letter of credit, Party A shall, according to SAFE policies, convert the deduction at the exchange rate published by Party A into the currency under the letter of guaranty/standby letter of credit and make payment to the Beneficiary.

6.	Breach

6.1	Each party shall perform its obligations hereunder after this Agreement takes effect. The failure by either party to perform or fully perform its obligations under this Agreement or the failure by either party to comply with the undertakings under this Agreement shall constitute breach of this Agreement. The breaching party shall pay damages if its breach results in losses to the other party.

6.2	Party A shall have right not to issue the letter of guaranty/standby letter of credit that has not yet been issued and to stop providing new guarantee services to Party B upon the occurrence of any of the following:

(1)	Party B’s breach of this Agreement;

(2)	Party A has provided an advance payment under any single letter of guaranty/standby letter of credit issued to Party B for more than 15 days;

(3)	Incurrence by Party B of one or more advance payments within any natural year after the date of this Agreement;

(4)	Any of Party B’s debts (including debts under other contracts or agreements) have not been repaid upon maturity;

(5)	Any beneficiary of any letter of guaranty/standby letter of credit applied for by Party B (whether issued by Party A or otherwise) requires the guarantor to perform its obligations, and Party B or the guaranteed person fails to repay the advance payment under the letter of guaranty/standby letter of credit according to the guarantor’s (including but not limited to Party A) request; and

(6)	Any other circumstance which has had or may have a material adverse effect on Party B’s financial conditions or creditworthiness.

6.3	Upon any occurrence mentioned in Article 6.2, Party A shall have the right to take the following measures simultaneously or separately with regard to the issued letter of guaranty/standby letter of credit:

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(1)	To request Party B to increase the security deposit or other counter guarantees;

(2)	To suspend the payment from accounts that Party B opened with Party A;

(3)	To freeze Party B’s funds in its accounts with Party A or other branches of Industrial and Commercial Bank of China within the limit of the guaranteed amount under the letter of guaranty/standby letter of credit. The frozen funds may be used as Party B’s security deposit; and

(4)	Other measures in accordance with relevant laws and regulations or this Agreement or considered necessary by Party A.

6.4	Where Party B fails to pay the relevant fees in accordance with this Agreement, liquidated damages shall be charged at 0.01% per day from the due date.

7.	Effectiveness, modification and termination

7.1	This Agreement comes into effectiveness from the date on which it is executed and affixed with official stamps by duly authorized representatives of both parties and expires upon the date on which Party A’s guarantee obligations under the letter of guaranty/standby letter of credit issued under this Agreement are released and Party A’s right of claim under this Agreement is fully repaid.

7.2	Neither party may unilaterally revise or early terminate this Agreement after it takes effect. If any modification or termination is necessary, Party A and Party B shall reach a consensus and enter into a written agreement. This Agreement shall continue to be performed before such written agreement is entered into.

8.	Dispute Resolution

8.1	The execution, validity, interpretation and performance of, and the resolution of disputes arising from, this Agreement are governed by the laws of the People’s Republic of China. Any dispute or controversy arising from the performance of this Agreement shall be resolved by the Parties through friendly negotiations. If such negotiations fail, it shall be resolved according to method 2 set forth below.

(1)	Such dispute shall be submitted to _________ for arbitration in ________ (place of arbitration) according to its arbitration rules then in effect. Arbitral award is final and binding upon Parties.

(2)	Such dispute shall be submitted to the local court where Party A is located for resolution through litigation.

9.	miscellaneous

9.1	Party A shall keep the materials and information provided by Party B regarding its debt, finance, production and operation confidential unless otherwise specified in this Agreement or relevant laws and regulations.

9.2	Party B shall not assign or by any other means dispose of its right or obligation under this Agreement without Party A’s written consent during the term hereof.

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9.3	Party A shall have the right to provide the information relating to this Agreement or other relevant information regarding Party B to the credit system of the People’s Bank of China or other credit databases established in accordance with law, in light of the provisions of relevant laws and regulations or requirements of financial regulatory agencies, for the search or use by qualified organizations or persons. Furthermore, for the purposes of entering into and performing this Agreement, Party A shall have right to search for relevant information regarding Party B through the credit system of the People’s Bank of China or other credit databases established in accordance with law.

9.4	Party A or Industrial and Commercial Bank of China Ltd. (“ICBC”) may authorize or appoint other branches of ICBC to perform the rights and obligations under this Agreement or transfer the indebtedness hereunder to other branches of ICBC for assumption and management according to their operational and management needs. Party B hereby accepts this and Party A may act accordingly without Party B’s consent. The other branch of ICBC which assumes the rights and obligations of Party A shall have the right to exercise all the rights under this Agreement and also have right to file a lawsuit, arbitration, or application for enforcement regarding dispute under this Agreement in its name.

9.5	Annexes hereto shall constitute integral parts of this Agreement and shall have the same legal effect as the main provisions of this Agreement.

9.6	This Agreement shall be in quadruplicate copies, with two copies held by each of the parties. The copies shall have equal legal validity.

10.	other matters agreed by parties

10.1	Party A shall have the right not to issue any letter of guaranty/standby letter of credit that has not yet been issued and to stop providing new guarantee services to Party B upon the occurrence of any of the following:

(1)	Without Party A’s written consent, Party B creates a mortgage or pledge or provides external guarantees to others with its effective operating assets resulting in the increase in Party A’s various business risks;

(2)	Party B’s credit rating, profit level, asset-liability ratio, cash flows from operating activities and other data do not meet Party A’s loan requirements; or there have been material changes to Party B’s of production, operation and financial conditions that adversely affect the security of Party A’s various businesses;

(3)	Party A shall have the right to announce an early maturity of the letter of guaranty/standby letter of credit upon Party B’s breach of loan agreements with other banks.

(4)	Party B is loss-making for the year, its operating cash inflow to revenue ratio is below one, Home Inns’ annual average occupancy is below 85%, etc.

10.2	During the term of this guarantee agreement, Party B shall not distribute profit without Party A’s consent, and it shall inform Party A in advance in writing if there are changes in its shareholding or business model or other material changes that may affect the subject of this Agreement.

10.3	Party B shall open a dedicated security deposit account with Party A, and shall deposit equivalent funds into the account promptly and unconditionally upon breach of this Agreement and authorize Party A to transfer such funds.

10.4	Party A shall aggregate the accounts of 80% of the directly operated hotels newly opened by Home Inns.

10.5	The aggregate monthly collection from Party B shall not be less than RMB 60,000,000.

10.6	Party B’s monthly average balance of deposit in Party A shall not be less than RMB 45,000,000.

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Party A (seal):

authorized representative:

[Zihua Zhou]

Party B (seal):

legal representative authorized representative:

[David Jian Sun]

date: June 3, 2013

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